Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES APPOINTMENT OF

WILLIAM P. KEANE TO BOARD OF

DIRECTORS

RALEIGH, NC, January 14, 2004—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced the appointment of William P. Keane to the Company’s Board of Directors.

Mr. Keane is an internationally experienced financial professional with 25 years of experience in the pharmaceutical industry. He currently serves as Chief Financial Officer and Corporate Secretary for Genta Incorporated, and he previously held positions with Bristol-Myers Squibb, Covance Biotechnology Services, Warner-Lambert, Novartis and Ciba-Geigy. Mr. Keane received his MBA from Rutgers University School of Management.

“We are very pleased to welcome Bill to the Salix Board,” commented John Chappell, Chairman, Salix Pharmaceuticals. “Bill’s industry background, financial expertise, and managerial and strategic experience provide a strong skill set that equip him to provide guidance and oversight to our growing operations.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.